Exhibit 99.1

CARS Reports Second Quarter 2022 Results

Achieved High-End of Guidance

Continued Growth in ARPD, Dealer Customers and Revenue

CHICAGO, Aug. 3, 2022 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading digital automotive platform that provides a robust set of digital solutions, today released its financial results for the second quarter ended June 30, 2022.

Q2 2022 Financial and Key Metric Highlights

●
Revenue of $162.9 million, up $7.3 million, or 5% year-over-year
●
Net income of $5.5 million, or $0.08 per diluted share, compared to Net income of $6.0 million, or $0.08 per diluted share, in the prior year
●
Adjusted EBITDA of $45.3 million, or 28% of revenue, down $3.2 million, year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 27.1 million, up 3% year-over-year
●
Traffic (“Visits”) of 148.0 million, down 7% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,326, up 1% from $2,299 in the prior year period
●
Dealer Customers1 of 19,517 as of June 30, 2022, 17 higher compared to 19,500 as of March 31, 2022, and up 672, or 4%, compared to June 30, 2021

Operational Highlights

●
Dealer Inspire was named by Subaru as a Certified Website and Technology Platform Provider for its 570+ U.S. retailers, helping them increase sales and efficiency through a platform of industry-leading technology solutions
●
Accu-Trade continues to gain momentum as dealers adopt digital vehicle appraisal and acquisition solutions
●
Instant Offer is now available on Cars.com, connecting shoppers with the Company’s nearly 20,000 dealers, enabling consumers to sell their cars quickly and efficiently
●
The Company continued to bolster its editorial content with the annual publication of its 2022 American Made Index, which showcases the most American-made vehicles, that announced Tesla as the winner for the second year in a row, driving more than 500 media stories

“Momentum continued into the second quarter, as we delivered revenue and ARPD growth and robust sequential margin expansion. Our newest integrations are enabling consumers and dealers to connect and facilitate faster sales leveraging technology to speed transactions,” said Alex Vetter, Chief Executive Officer of CARS. “We are well-positioned to further our growth in the second half of 2022 and beyond, reflective of our reliable marketplace platform, dealer friendly solutions and the growing opportunity from our recent acquisitions that further expand our end-to-end capabilities.”

1 As of June 30, 2022, this key metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so. For the second quarter 2022, this metric includes 180 Accu-Trade only customers.

Q2 2022 Results

Revenue for the second quarter totaled $162.9 million, an increase of $7.3 million, or 5%, compared to the prior year period. Dealer revenue grew 5% year-over-year, driven by 4% growth in Dealer Customers and 1% growth in ARPD, primarily related to continued penetration of the Company’s digital solutions. As anticipated, solid growth in Dealer and Other revenue was offset by a 13% year-over-year decrease in OEM and national revenue, reflecting delayed production by OEMs and lower advertising investments.

Total operating expenses for the second quarter were $147.5 million, compared to $139.9 million for the prior year period. Adjusted Operating Expenses for the quarter were $138.9 million, a $6.5 million increase compared to the prior year period driven by increased Product and technology expenses, primarily due to higher compensation and consulting costs related to the Accu-Trade and CreditIQ acquisitions, and increased Marketing and sales investments to help drive traffic generation, partially offset by a decrease in Depreciation and amortization.

Net income for the quarter was $5.5 million, or $0.08 per diluted share, compared to Net income of $6.0 million, or $0.08 per diluted share, in the second quarter of 2021.

Adjusted EBITDA for the quarter totaled $45.3 million, or 28% of revenue, compared to $48.5 million, or 31% of revenue, for the prior year period.

For the quarter, we delivered 3% growth in Average Monthly Unique Visitors, compared to the prior year, while total Traffic was 7% lower compared to the second quarter of 2021. The decline in Traffic was primarily due to elevated traffic in the prior year period related to an increase in consumer confidence and heightened consumer demand from the federal economic stimulus program that ran during the prior year period.

As of June 30, 2022, Dealer Customers totaled 19,517, an increase of 672, or 4%, year-over-year, driven by sustained strong retention rates and new sales to Dealer Customers. Compared to the first quarter of 2022, Dealer Customers increased by 17, due to growth in traditional dealers and the inclusion of 180 Accu-Trade only dealers and cancellations related to a single digital dealer. Excluding these two items, Dealer Customers would have still grown during the quarter.

Second quarter ARPD was $2,326, up 1% year-over-year, driven by continued growth in digital solutions.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2022 was $42.3 million, compared to $79.6 million in the prior year. Free Cash Flow in the first six months totaled $33.7 million compared to $66.5 million in the prior year. This decline was primarily due to a $9.1 million income tax refund received in the first quarter of 2021 related to the carryback of NOLs, as well as, the impact of unfavorable changes in working capital in the current year driven by the timing of vendor payments, in that the current year period reflected an additional cycle of vendor payments.

The Company made $5.0 million in debt payments during the first six months of 2022, thereby reducing total debt outstanding to $517.5 million as of June 30, 2022. Total net leverage at quarter end was 2.8x, compared to 2.4x as of June 30, 2021. Total liquidity was $203.1 million, including cash and cash equivalents of $18.1 million and $185.0 million revolver capacity, as of June 30, 2022.

The Company repurchased 1.7 million of its common shares for $18.3 million during the second quarter of 2022 and 2.1 million shares for $23.3 million during the six months ended June 30, 2022.

“We delivered another quarter of robust performance. The strength of our cash flow and balance sheet provided us the financial flexibility to return $23.3 million to shareholders through share repurchases during the first half of the year, and enables us to maintain modest leverage while investing in both organic and inorganic growth drivers,” said Jandy Tomy, Interim Chief Financial Officer of CARS.

2022 Outlook

For the third quarter of 2022, the Company expects to deliver Revenue of approximately $163.5 million to $165.5 million, representing year-over-year and sequential growth. Guidance reflects strong first half 2022 performance balanced against the continuation of the impact of the macro-economic environment, including the industry-wide inventory shortages, rising inflation and interest rates.

Adjusted EBITDA margin for the third quarter is expected to be between 29% and 31%, reflecting sequential margin expansion and diligent expense management with a continued focus on investing in the integration and launch of our recently acquired dealer solutions, marketing and our people.

The Company expects revenue growth to accelerate and projects growth of 6% to 8% year-over-year in the second half of 2022, assuming inventory shortages do not begin to recover until 2023. This reflects a continued acceleration of revenue growth driven by the Company’s execution of its solutions strategy.

Q2 2022 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until August 17, 2022.

About CARS

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions to connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers and OEMs. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Accu-Trade™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Traffic (“Visits”). Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. For the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric, which had an immaterial impact on ARPD; however, no prior period has been recast as it would be impracticable to do so.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. As of June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Dealer	$143,987	$136,866	$284,403	$269,824
OEM and National	14,144	16,329	29,318	34,398
Other	4,742	2,335	7,359	4,603
Total revenue	162,873	155,530	321,080	308,825
Operating expenses:
Cost of revenue and operations	29,504	28,219	57,256	56,050
Product and technology	23,117	19,434	44,424	36,194
Marketing and sales	54,655	51,309	111,749	104,520
General and administrative	17,211	15,615	33,771	28,881
Depreciation and amortization	23,001	25,298	47,554	50,978
Total operating expenses	147,488	139,875	294,754	276,623
Operating income	15,385	15,655	26,326	32,202
Nonoperating expense:
Interest expense, net	(9,047)	(9,839)	(18,377)	(19,840)
Other (expense) income, net	(54)	(39)	154	(1)
Total nonoperating expense, net	(9,101)	(9,878)	(18,223)	(19,841)
Income before income taxes	6,284	5,777	8,103	12,361
Income tax expense (benefit)	739	(189)	(1,782)	1,117
Net income	$5,545	$5,966	$9,885	$11,244
Weighted-average common shares outstanding:
Basic	69,194	68,869	69,329	68,328
Diluted	70,257	70,694	70,505	70,790
Earnings per share:
Basic	$0.08	$0.09	$0.14	$0.16
Diluted	0.08	0.08	0.14	0.16

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2022	December 31, 2021 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$18,134	$39,069
Accounts receivable, net	104,402	98,893
Prepaid expenses	11,330	7,810
Other current assets	3,796	1,665
Total current assets	137,662	147,437
Property and equipment, net	43,529	43,005
Goodwill	103,194	26,227
Intangible assets, net	745,405	769,424
Investments and other assets, net	21,669	21,112
Total assets	$1,051,459	$1,007,205
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$13,212	$15,420
Accrued compensation	13,708	23,612
Current portion of long-term debt, net	11,522	8,941
Other accrued liabilities	46,383	46,317
Total current liabilities	84,825	94,290
Noncurrent liabilities:
Long-term debt, net	495,968	457,383
Other noncurrent liabilities	79,278	57,512
Total noncurrent liabilities	575,246	514,895
Total liabilities	660,071	609,185
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 68,244 and 69,170 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	682	692
Additional paid-in capital	1,526,203	1,544,712
Accumulated deficit	(1,135,497)	(1,145,382)
Accumulated other comprehensive loss	—	(2,002)
Total stockholders' equity	391,388	398,020
Total liabilities and stockholders' equity	$1,051,459	$1,007,205

(1) During the six months ended June 30, 2022, the Company identified a $30.8 million overstatement of the valuation allowance recorded against deferred tax assets that originated in 2020. The Company also recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded these items are not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-Q for the period ended June 30, 2022.

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$9,885	$11,244
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	7,857	7,980
Amortization of intangible assets	39,697	42,998
Amortization of Accumulated other comprehensive loss on interest rate swap	2,362	2,835
Stock-based compensation	11,628	10,670
Deferred income taxes	(92)	(442)
Provision for doubtful accounts	463	211
Amortization of debt issuance costs	1,630	1,657
Amortization of deferred revenue related to Accu-Trade Acquisition	(1,767)	—
Other, net	173	(44)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,383)	(7,053)
Prepaid expenses and other assets	(6,683)	7,829
Accounts payable	(2,422)	8,888
Accrued compensation	(9,904)	(4,393)
Other liabilities	(6,164)	(2,761)
Net cash provided by operating activities	42,280	79,619
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(64,770)	—
Purchase of property and equipment	(8,555)	(13,095)
Net cash used in investing activities	(73,325)	(13,095)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	45,000	—
Payments of long-term debt	(5,000)	(75,000)
Payments for stock-based compensation plans, net	(6,838)	(7,049)
Repurchases of common stock	(23,052)	—
Payments of debt issuance costs and other fees	—	(9)
Net cash provided by (used in) financing activities	10,110	(82,058)
Net decrease in cash and cash equivalents	(20,935)	(15,534)
Cash and cash equivalents at beginning of period	39,069	67,719
Cash and cash equivalents at end of period	$18,134	$52,185
Supplemental cash flow information:
Cash paid (received) for income taxes	$629	$(8,875)
Cash paid for interest and swap	17,664	19,634

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of Net income to Adjusted EBITDA

Net income	$5,545	$5,966	$9,885	$11,244
Interest expense, net	9,047	9,839	18,377	19,840
Income tax expense (benefit)	739	(189)	(1,782)	1,117
Depreciation and amortization	23,001	25,298	47,554	50,978
Stock-based compensation	6,581	6,029	11,998	11,137
Write-off of long-lived assets and other	15	94	(31)	79
Severance, transformation and other exit costs	1,419	927	1,811	1,707
Transaction-related items	(1,043)	512	(486)	512
Adjusted EBITDA	$45,304	$48,476	$87,326	$96,614

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$11,922	$29,257	$42,280	$79,619
Purchase of property and equipment	(4,547)	(6,876)	(8,555)	(13,095)
Free cash flow	$7,375	$22,381	$33,725	$66,524

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,504	$—	$(324)	$29,180
Product and technology	23,117	—	(2,092)	21,025
Marketing and sales	54,655	—	(1,467)	53,188
General and administrative	17,211	(2,027)	(2,698)	12,486
Depreciation and amortization	23,001	—	—	23,001
Total operating expenses	$147,488	$(2,027)	$(6,581)	$138,880

(1) Includes severance, transformation and other exit costs, transaction related items, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,219	$—	$(189)	$28,030
Product and technology	19,434	—	(1,795)	17,639
Marketing and sales	51,309	—	(1,448)	49,861
General and administrative	15,615	(1,456)	(2,597)	11,562
Depreciation and amortization	25,298	—	—	25,298
Total operating expenses	$139,875	$(1,456)	$(6,029)	$132,390

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$57,256	$—	$(519)	$56,737
Product and technology	44,424	—	(3,332)	41,092
Marketing and sales	111,749	—	(2,772)	108,977
General and administrative	33,771	(3,443)	(5,375)	24,953
Depreciation and amortization	47,554	—	—	47,554
Total operating expenses	$294,754	$(3,443)	$(11,998)	$279,313

(1) Includes severance, transformation and other exit costs, transaction related items, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$56,050	$—	$(543)	$55,507
Product and technology	36,194	—	(3,076)	33,118
Marketing and sales	104,520	—	(2,761)	101,759
General and administrative	28,881	(2,218)	(4,757)	21,906
Depreciation and amortization	50,978	—	—	50,978
Total operating expenses	$276,623	$(2,218)	$(11,137)	$263,268

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.